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                                                                    EXHIBIT 99.1

DIGITALTHINK PROVIDES PRELIMINARY RESULTS FOR FOURTH QUARTER; REVISES OUTLOOK

COMPANY ISSUES GUIDANCE IN ADVANCE OF QUARTERLY EARNINGS ANNOUNCEMENT
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SAN FRANCISCO, APRIL 2, 2002--DigitalThink, Inc. (NASDAQ: DTHK), the leading provider of e-learning business solutions to Global 2000 companies, today announced preliminary results for its fourth quarter ending March 31, 2002.

DigitalThink's pro forma revenues for the fourth quarter of fiscal year 2002 are expected to be in the range of $9.0 to $9.5 million with an expected pro forma net loss per share of $0.13 to $0.15. This compares to management's guidance at the beginning of the quarter of pro forma revenue between $13 million to $15 million and a pro forma net loss per share of $0.03 to $0.06. These numbers exclude non-cash restructuring, asset impairment and other charges/income to be recorded in the quarter.

"Our results for the quarter and our revised expectations are the result of lower than expected orders in the quarter," said Jon Madonna, president and chief executive officer at DigitalThink. "We continue to experience a very challenging economic environment with buyers exhibiting caution when making meaningful capital expenditures. At the same time, we continue to build a very solid pipeline full of high quality companies."

Michael Pope, vice president and chief financial officer of DigitalThink, added, "Our total cash burn for the fourth quarter of fiscal 2002 was approximately $2 million, ending the quarter with a cash balance of approximately $35 million compared to $37 million at the end of last quarter. This leaves us in a very healthy cash position with the ability to continue to serve our customers to the high standards they currently enjoy."

"Our initial guidance for fiscal year 2003 is for revenue in the range of $45 to $50 million with break-even on a cash basis occurring in the second half of this calendar year," said Pope. "At March 31, 2002, we had contracted backlog recognizable into revenue for the next twelve months of greater than $30 million or 60 percent of our next year's revenue guidance. We feel this revenue visibility coupled with our new lower cost structure moving into fiscal 2003 will allow us to reach our short-term financial objectives and long-term strategic goals."

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RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

The non-cash restructuring and asset impairment charges are described below:

[ ] The first charge is to rightsize our facilities and workforce and will be approximately $10 million. We have vacated facilities we are no longer using and have reduced our workforce to eliminate overhead. We do not expect these actions to impact our current or future customers.

     [ ] The second charge of $10.5 million relates to the write-off of goodwill acquired in the July 2000 acquisition of Arista Knowledge Systems.

     [ ] Finally, a restructuring of our warrant agreement with EDS (originally signed in July 2000) will result in a charge of $10 million against DigitalThink revenue in the quarter and a $10 million other income credit, in accordance with associated accounting rules, due to forgiveness of a penalty in the original contract. This has no impact on EDS as a valuable customer of DigitalThink or on our contract with EDS of approximately $40 million over the next three to four years. In conjunction with the restructuring of the warrant agreement, the $2.75 million warrant amortization expense booked each quarter will end as of March 31, 2002.

In connection with the new agreement, additional resources are being applied by EDS to the alliance, including direct sales efforts, inclusion of DigitalThink's course catalog in customer proposals and joint marketing commitments. In addition, EDS has surrendered its warrants outstanding to purchase shares of DigitalThink stock. Concurrent with this restructuring, EDS has committed to $2 million of additional DigitalThink services and software over the next two years.

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In an effort to simplify the complexity of these transactions we have detailed them below:

                                RESTRUCTURING, IMPAIRMENT
               (in thousands)   AND OTHER CHARGES/INCOME
Revenue reduction from
warrant forgiveness                    $(10,000)
Other income - warrant
forgiveness                              10,000
Restructuring charge -
facilities and severance                (10,000)
Goodwill impairment charge              (10,500)
                                       --------
Net charges                            $(20,500)

DigitalThink's fourth quarter and fiscal year-end earnings release is scheduled for after the market closes on April 24, 2002. We look forward to providing a further update on our progress at that time.

ABOUT DIGITALTHINK

DigitalThink, Inc. is the leading provider of e-learning business solutions to Global 2000 companies, delivering measurable business results through its award-winning content and powerful E-Learning Platform. The company's complete array of e-learning solutions are tightly aligned with strategic business objectives, provide a highly engaging learning environment and include powerful management tools to measure learning effectiveness and return on investment
(ROI). From workforce development to sales force effectiveness to customer acquisition and retention, DigitalThink e-learning has delivered business benefits to companies such as American Honda, Charles Schwab & Co., Circuit City, DaimlerChrysler, Deutsche Bank, EDS, The Gallup Organization, GE Capital, KPMG Consulting, McDonald's, and Northwest Airlines. More information can be found on the Web at www.digitalthink.com.

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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT 1995:

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding DigitalThink's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding DigitalThink's ability to recognize revenue from its backlog, future sales, beliefs about the applicability of DigitalThink's solutions, sales to existing customers, growth of future enrollments, and the growth of the e-learning market. All forward-looking statements included in this release are based upon information available to DigitalThink as of the date hereof, and DigitalThink assumes no obligation to update any such forward-looking statement. Actual results could differ materially from DigitalThink's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, our limited operating history, expected fluctuation of our quarterly revenues, our ability to recognize revenues in accordance with our expectations, our ability to maintain our relationships with our principal customers, successful hiring and retention of qualified staff, the continued success of our alliance program, and other factors and risks discussed in DigitalThink's filings with the Securities and Exchange Commission on February 12, 2002 and any other reports filed from time to time pursuant to the Securities and Exchange Act of 1934.